Exhibit 99.1

Air Lease Announces First Quarter 2025 Results
Los Angeles, California, May 5, 2025 — Air Lease (NYSE: AL) announces financial results for the three months ended March 31, 2025.
“AL had a strong quarter with fleet expansion, healthy sales gains, significant insurance settlements related to our aircraft in Russia, and achieving our target debt to equity ratio which now allows us to consider all capital allocation opportunities. To date, we have no aircraft delivering to any country that has announced reciprocal tariffs applicable to aircraft. We continue to benefit from robust global aircraft demand in both leasing and aircraft trading as significant aircraft supply constraints persist,” said John L. Plueger, Chief Executive Officer and President.

First Quarter 2025 Results
The following table summarizes our operating results for the three months ended March 31, 2025 and 2024 (in millions, except per share amounts and percentages):

Operating Results

	Three Months Ended March 31,
	2025	2024	$ change	% change
Revenues	$738.3	$663.3	$75.0	11.3%
Operating expenses	(598.6)	(528.0)	(70.6)	13.4%
Recoveries of Russian fleet write-off	331.9	—	331.9	—
Income before taxes	471.7	135.3	336.4	248.6%
Net income attributable to common stockholders	$364.8	$97.4	$267.4	274.5%
Diluted earnings per share	$3.26	$0.87	$2.39	274.7%
Adjusted net income before income taxes(1)	$169.5	$146.3	$23.2	15.9%
Adjusted diluted earnings per share before income taxes(1)	$1.51	$1.31	$0.20	15.3%

Key Financial Ratios

	Three Months Ended March 31,
	2025	2024
Pre-tax margin	63.9%	20.4%
Adjusted pre-tax margin(1)	23.0%	22.1%
Pre-tax return on common equity (trailing twelve months)	12.2%	11.2%
Adjusted pre-tax return on common equity (trailing twelve months)(1)	9.0%	11.6%
——————————————————————
(1) Adjusted net income before income taxes, adjusted diluted earnings per share before income taxes, adjusted pre-tax margin and adjusted pre-tax return on common equity have been adjusted to exclude the effects of certain non-cash items, such as non-cash deemed dividends for redemption of preferred stock, and one-time or non-recurring items that are not expected to continue in the future, such as retirement compensation and net write-offs and recoveries related to our former Russian fleet. See note 1 under the Consolidated Statements of Operations included in this earnings release for a discussion of the non-GAAP measures and a reconciliation to their most comparable GAAP financial measures.

Highlights
•During the first quarter, we took delivery of 14 aircraft from our orderbook, representing over $800 million in aircraft investments, ending the period with 487 aircraft in our owned fleet and over $32 billion in total assets.
•In March 2025, we recognized a net benefit of $332 million from the settlement with certain insurers of insurance claims related to our former Russian fleet.
•In addition, subsequent to March 31, 2025, we received $226.7 million in cash insurance settlement proceeds. As of May 5, 2025, we have recovered approximately 82% of our write-off.
•Sold 16 aircraft during the first quarter for $521 million in sales proceeds.
•We have approximately $741 million of aircraft in our sales pipeline1, which includes approximately $552 million in flight equipment held for sale as of March 31, 2025 and $189 million of aircraft subject to letters of intent.
•Placed 100% and 89% of our expected orderbook on long-term leases for aircraft delivering through the end of 2026 and 2027, respectively, and placed approximately 58% of our entire orderbook delivering through 2031.
•Ended the quarter with $29.2 billion in committed minimum future rental payments consisting of $18.9 billion in contracted minimum rental payments on the aircraft in our existing fleet and $10.3 billion in minimum future rental payments related to aircraft which will deliver between 2025 through 2031.
•On April 30, 2025, we increased the capacity of our syndicated unsecured revolving credit facility to $8.2 billion with the support of 52 financial institutions and extended the final maturity to May 5, 2029.
•On May 2, 2025, our board of directors approved a quarterly cash dividend of $0.22 per share on our outstanding Class A common stock. This quarterly dividend of $0.22 per share will be paid on July 9, 2025 to holders of record of our Class A common stock as of June 4, 2025.

Financial Overview
Our rental revenues for the three months ended March 31, 2025 increased by approximately 5%, to $645 million, as compared to the three months ended March 31, 2024. Our rental revenues increased primarily due to the continued growth of our fleet, partially offset by a decrease in end of lease revenue of approximately $12.7 million as compared to the prior period primarily due to fewer lease terminations.

Our aircraft sales, trading and other revenues for the three months ended March 31, 2025 increased by 90%, to $93 million, as compared to the three months ended March 31, 2024, primarily driven by an increase in sales activity. We recorded $61 million in gains from the sale of 16 aircraft for the three months ended March 31, 2025, compared to $23 million in gains from the sale of five aircraft for the three months ended March 31, 2024.

Our net income attributable to common stockholders for the three months ended March 31, 2025 was $365 million, or $3.26 per diluted share, as compared to $97 million, or $0.87 per diluted share, for the three months ended March 31, 2024. Net income attributable to common stockholders increased from the prior year period primarily due to a net benefit of $332 million from the settlement of insurance claims with certain insurers related to aircraft detained in Russia, along with higher revenues as discussed above. These were slightly offset by higher interest expense, driven by the increase in our composite cost of funds, as well as a $17.1 million increase in compensation expense, primarily consisting of $9.2 million in selling, general and administrative expense and $7.4 million in stock-based compensation expense, related to the announced retirement of our Executive Chairman.

Adjusted net income before income taxes during the three months ended March 31, 2025 was $169 million, or $1.51 per adjusted diluted share, as compared to $146 million, or $1.31 per adjusted diluted share, for the three months ended March 31, 2024. The increase is primarily due to an increase in our rental revenue and aircraft sales, trading and other revenue as discussed above, partially offset by higher interest expense, driven by the increase in our composite cost of funds.

1 Aircraft in our sales pipeline is as of March 31, 2025, and includes letters of intent and sale agreements signed through May 5, 2025.

Flight Equipment Portfolio
As of March 31, 2025, the net book value of our fleet increased to $28.6 billion, compared to $28.2 billion as of December 31, 2024. As of March 31, 2025, we owned 487 aircraft in our aircraft portfolio, comprised of 352 narrowbody aircraft and 135 widebody aircraft, and we managed 57 aircraft. The weighted average fleet age and weighted average remaining lease term of flight equipment subject to operating lease as of March 31, 2025 was 4.7 years and 7.2 years, respectively. We had a globally diversified customer base comprised of 112 airlines in 57 countries as of March 31, 2025.

The following table summarizes the key portfolio metrics of our fleet as of March 31, 2025 and December 31, 2024:

	March 31, 2025		December 31, 2024
Net book value of flight equipment subject to operating lease	$28.6	billion	$28.2	billion
Weighted-average fleet age(1)	4.7 years		4.6 years
Weighted-average remaining lease term(1)	7.2 years		7.2 years

Owned fleet(2)	487		489
Managed fleet	57		60
Aircraft on order	260		269
Total	804		818

Current fleet contracted rentals	$18.9	billion	$18.3	billion
Committed fleet rentals	$10.3	billion	$11.2	billion
Total committed rentals	$29.2	billion	$29.5	billion

(1) Weighted-average fleet age and remaining lease term calculated based on net book value of our flight equipment subject to operating lease.
(2) As of March 31, 2025 and December 31, 2024, our owned fleet count included 16 and 30 aircraft classified as flight equipment held for sale, respectively, and 16 and 15 aircraft classified as net investments in sales-type leases, respectively, which are all included in Other assets on the Consolidated Balance Sheet.

The following table details the regional concentration of our flight equipment subject to operating leases:

	March 31, 2025	December 31, 2024
Region	% of Net Book Value	% of Net Book Value
Europe	40.8%	41.4%
Asia Pacific	36.4%	35.8%
Central America, South America, and Mexico	9.7%	9.5%
The Middle East and Africa	6.9%	7.0%
U.S. and Canada	6.2%	6.3%
Total	100.0%	100.0%

The following table details the composition of our owned fleet by aircraft type:

	March 31, 2025		December 31, 2024
Aircraft type	Number of Aircraft	% of Total	Number of Aircraft	% of Total
Airbus A220-100	7	1.4%	7	1.4%
Airbus A220-300	26	5.3%	22	4.5%
Airbus A320-200	20	4.1%	23	4.7%
Airbus A320-200neo	23	4.7%	23	4.7%
Airbus A321-200	19	3.9%	19	3.9%
Airbus A321-200neo	108	22.2%	108	22.1%
Airbus A330-200(1)	13	2.7%	13	2.7%
Airbus A330-300	5	1.0%	5	1.0%
Airbus A330-900neo	28	5.7%	28	5.7%
Airbus A350-900	17	3.5%	17	3.5%
Airbus A350-1000	8	1.6%	8	1.6%
Boeing 737-700	2	0.4%	2	0.4%
Boeing 737-800	48	9.9%	61	12.5%
Boeing 737-8 MAX	67	13.8%	59	12.1%
Boeing 737-9 MAX	31	6.4%	30	6.1%
Boeing 777-200ER	1	0.2%	1	0.2%
Boeing 777-300ER	24	5.0%	24	4.9%
Boeing 787-9	26	5.3%	26	5.3%
Boeing 787-10	13	2.7%	12	2.5%
Embraer E190	1	0.2%	1	0.2%
Total(2)	487	100.0%	489	100.0%

(1) As of March 31, 2025 and December 31, 2024, aircraft count includes two Airbus A330-200 aircraft classified as freighters.
(2) As of March 31, 2025 and December 31, 2024, our owned fleet count included 16 and 30 aircraft classified as flight equipment held for sale, respectively, and 16 and 15 aircraft classified as net investments in sales-type leases, respectively, which are all included in Other assets on the Consolidated Balance Sheet.

Debt Financing Activities
We ended the first quarter of 2025 with total debt financing, net of discounts and issuance costs, of $19.9 billion. As of March 31, 2025, 77.6% of our total debt financing was at a fixed rate and 97.3% was unsecured. As of March 31, 2025, our composite cost of funds was 4.26%. We ended the quarter with total liquidity of $7.4 billion.

As of the end of the periods presented, our debt portfolio was comprised of the following components (dollars in millions, except percentages):

	March 31, 2025	December 31, 2024
Unsecured
Senior unsecured securities	$14,624	$16,047
Term financings	3,808	3,629
Commercial paper	889	—
Other revolving credit facilities	200	—
Revolving credit facility	—	170
Total unsecured debt financing	19,521	19,846
Secured
Term financings	351	354
Export credit financing	186	190
Total secured debt financing	537	544

Total debt financing	20,058	20,390
Less: Debt discounts and issuance costs	(167)	(180)
Debt financing, net of discounts and issuance costs	$19,891	$20,210
Selected interest rates and ratios:
Composite interest rate(1)	4.26%	4.14%
Composite interest rate on fixed-rate debt(1)	3.90%	3.74%
Percentage of total debt at a fixed-rate	77.63%	79.00%

(1) This rate does not include the effect of upfront fees, facility fees, undrawn fees or amortization of debt discounts and issuance costs.

Conference Call
In connection with this earnings release, Air Lease will host a conference call on May 5, 2025 at 4:30 PM Eastern Time to discuss the Company's financial results for the first quarter of 2025.
Investors can participate in the conference call by dialing 1 (800) 715-9871 domestic or 1 (646) 307-1963 international. The passcode for the call is 4869598.
The conference call will also be broadcast live through a link on the Investors page of the Air Lease website at www.airleasecorp.com. Please visit the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the broadcast will be available on the Investors page of the Air Lease website.
For your convenience, the conference call can be replayed in its entirety beginning on May 5, 2025 until 11:59 PM ET on May 12, 2025. If you wish to listen to the replay of this conference call, please dial 1 (800) 770-2030 domestic or 1 (647) 362-9199 international and enter passcode 4869598.
About Air Lease (NYSE: AL)
Air Lease is a leading global aircraft leasing company based in Los Angeles, California that has airline customers throughout the world. Air Lease and its team of dedicated and experienced professionals are principally engaged in purchasing new commercial aircraft and leasing them to its airline customers worldwide through customized aircraft leasing and financing solutions. Air Lease routinely posts information that may be important to investors in the “Investors” section of its website at www.airleasecorp.com. Investors and potential investors are encouraged to consult Air Lease’s website regularly for important information. The information contained on, or that may be accessed through, Air Lease’s website is not incorporated by reference into, and is not a part of, this press release.

Contact

Investors:
Jason Arnold Vice President, Investor Relations Email: investors@airleasecorp.com

Media:
Ashley Arnold Senior Manager, Media and Investor Relations Email: press@airleasecorp.com

Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements appear in a number of places in this press release and include statements regarding, among other matters, our future aircraft deliveries and rental revenues, which may be impacted by aircraft and engine delivery delays and manufacturing flaws, our aircraft sales pipeline and expectations, and payment of our future dividends. Words such as “can,” “could,” “may,” “predicts,” “potential,” “will,” “projects,” “continuing,” “ongoing,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and “should,” and variations of these words and similar expressions, are used in many cases to identify these forward-looking statements. Any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and other factors that may cause our actual results, performance or achievements, or industry results to vary materially from our future results, performance or achievements, or those of our industry, expressed or implied in such forward-looking statements. Such factors include, among others:

•our inability to obtain additional capital on favorable terms, or at all, to acquire aircraft, service our debt obligations and refinance maturing debt obligations;
•increases in our cost of borrowing, decreases in our credit ratings, or changes in interest rates;
•our inability to generate sufficient returns on our aircraft investments through strategic aircraft acquisitions and profitable leasing;
•the failure of an aircraft or engine manufacturer to meet its contractual obligations to us, including or as a result of labor strikes, aviation supply chain constraints, manufacturing flaws or technical or other difficulties with aircraft or engines before or after delivery;
•our ability to recover losses related to aircraft detained in Russia, including through insurance claims and related litigation;
•obsolescence of, or changes in overall demand for, our aircraft;
•changes in the value of, and lease rates for, our aircraft, including as a result of aircraft oversupply, manufacturer production levels, our lessees’ failure to maintain our aircraft, inflation, and other factors outside of our control;
•impaired financial condition and liquidity of our lessees, including due to lessee defaults and reorganizations, bankruptcies or similar proceedings;
•increased competition from other aircraft lessors;
•the failure by our lessees to adequately insure our aircraft or fulfill their contractual indemnity obligations to us, or the failure of such insurers to fulfill their contractual obligations;
•increased tariffs and other restrictions on trade;
•changes in the regulatory environment, including changes in tax laws and environmental regulations;
•other events affecting our business or the business of our lessees and aircraft manufacturers or their suppliers that are beyond our or their control, such as the threat or realization of epidemic diseases, natural disasters, terrorist attacks, war or armed hostilities between countries or non-state actors; and
•any additional factors discussed under “Part I — Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, “Part II — Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, and other Securities and Exchange Commission (“SEC”) filings, including future SEC filings.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations. You are therefore cautioned not to place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not intend and undertake no obligation to update any forward-looking information to reflect actual results or events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

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Air Lease Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value amounts)

	March 31, 2025	December 31, 2024
	(unaudited)
Assets
Cash and cash equivalents	$456,623	$472,554
Restricted cash	3,990	3,550
Flight equipment subject to operating leases	34,875,183	34,168,919
Less accumulated depreciation	(6,268,070)	(5,998,453)
	28,607,113	28,170,466
Deposits on flight equipment purchases	771,895	761,438
Other assets	2,522,376	2,869,888
Total assets	$32,361,997	$32,277,896
Liabilities and Shareholders’ Equity
Accrued interest and other payables	$1,167,217	$1,272,984
Debt financing, net of discounts and issuance costs	19,890,883	20,209,985
Security deposits and maintenance reserves on flight equipment leases	1,898,902	1,805,338
Rentals received in advance	127,617	136,566
Deferred tax liability	1,412,193	1,320,397
Total liabilities	$24,496,812	$24,745,270
Shareholders’ Equity
Preferred Stock, $0.01 par value; 50,000,000 shares authorized at each of March 31, 2025 and December 31, 2024; 900,000 (aggregate liquidation preference of $900,000) shares issued and outstanding at March 31, 2025 and December 31, 2024	$9	$9
Class A common stock, $0.01 par value; 500,000,000 shares authorized; 111,759,135 and 111,376,884 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	1,118	1,114
Class B Non-Voting common stock, $0.01 par value; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Paid-in capital	3,370,053	3,364,712
Retained earnings	4,487,382	4,147,218
Accumulated other comprehensive income	6,623	19,573
Total shareholders’ equity	$7,865,185	$7,532,626
Total liabilities and shareholders’ equity	$32,361,997	$32,277,896

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share, per share amounts and percentages)

	Three Months Ended March 31,
	2025	2024
	(unaudited)
Revenues
Rental of flight equipment	$645,370	$614,329
Aircraft sales, trading and other	92,912	48,981
Total revenues	738,282	663,310

Expenses
Interest	208,574	181,595
Amortization of debt discounts and issuance costs	13,995	13,108
Interest expense	222,569	194,703

Depreciation of flight equipment	299,019	277,260
Recoveries of Russian fleet write-off	(331,938)	—
Selling, general and administrative	59,348	47,743
Stock-based compensation expense	17,616	8,275
Total expenses	266,614	527,981
Income before taxes	471,668	135,329
Income tax expense	(95,836)	(27,463)
Net income	$375,832	$107,866
Preferred stock dividends	(11,081)	(10,425)
Net income attributable to common stockholders	$364,751	$97,441

Earnings per share of common stock:
Basic	$3.27	$0.88
Diluted	$3.26	$0.87
Weighted-average shares of common stock outstanding
Basic	111,549,903	111,174,593
Diluted	112,030,382	111,529,770

Other financial data
Pre-tax margin	63.9%	20.4%
Pre-tax return on common equity (trailing twelve months)	12.2%	11.2%
Adjusted net income before income taxes(1)	$169,490	$146,287
Adjusted diluted earnings per share before income taxes(1)	$1.51	$1.31
Adjusted pre-tax margin(1)	23.0%	22.1%
Adjusted pre-tax return on common equity (trailing twelve months)(1)	9.0%	11.6%
(1)Adjusted net income before income taxes (defined as net income attributable to common stockholders excluding the effects of certain non-cash items, such as non-cash deemed dividends upon redemption of our Series A preferred stock, one-time or non-recurring items that are not expected to continue in the future, such as retirement compensation and net write-offs and recoveries related to our former Russian fleet, and certain other items), adjusted pre-tax margin (defined as adjusted net income before income taxes divided by total revenues), adjusted diluted earnings per share before income taxes (defined as adjusted net income before income taxes divided by the weighted average diluted common shares outstanding) and adjusted pre-tax return on common equity (defined as adjusted net income before income taxes divided by average common shareholders' equity) are measures of operating performance that are not defined by GAAP and should not be considered as an alternative to net income attributable to common stockholders, pre-tax margin, earnings per share, diluted earnings per share and pre-tax return on common equity, or any other performance measures derived in accordance with GAAP. Adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share, per share amounts and percentages)

adjusted pre-tax return on common equity are presented as supplemental disclosure because management believes they provide useful information on our earnings from ongoing operations.

Management and our board of directors use adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity to assess our consolidated financial and operating performance. Management believes these measures are helpful in evaluating the operating performance of our ongoing operations and identifying trends in our performance, because they remove the effects of certain non-cash items, one-time or non-recurring items that are not expected to continue in the future and certain other items. Adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity, however, should not be considered in isolation or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity do not reflect our cash expenditures or changes in our cash requirements for our working capital needs. In addition, our calculation of adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity may differ from the adjusted net income before income taxes, adjusted pre-tax margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity or analogous calculations of other companies in our industry, limiting their usefulness as a comparative measure.

The following table shows the reconciliation of the numerator for adjusted pre-tax margin (in thousands, except percentages):

	Three Months Ended March 31,
	2025	2024
	(unaudited)
Reconciliation of the numerator for adjusted pre-tax margin (net income attributable to common stockholders to adjusted net income before income taxes):
Net income attributable to common stockholders	$364,751	$97,441
Amortization of debt discounts and issuance costs	13,995	13,108
Recoveries of Russian fleet write-off	(331,938)	—
Stock-based compensation expense	17,616	8,275
Retirement compensation expense	9,230	—
Income tax expense	95,836	27,463
Adjusted net income before income taxes	$169,490	$146,287

Denominator for adjusted pre-tax margin:
Total revenues	$738,282	$663,310
Adjusted pre-tax margin(a)	23.0%	22.1%

(a) Adjusted pre-tax margin is adjusted net income before income taxes divided by total revenues.

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share, per share amounts and percentages)

The following table shows the reconciliation of the numerator for adjusted diluted earnings per share before income taxes (in thousands, except share and per share amounts):

	Three Months Ended March 31,
	2025	2024
	(unaudited)
Reconciliation of the numerator for adjusted diluted earnings per share (net income attributable to common stockholders to adjusted net income before income taxes):
Net income attributable to common stockholders	$364,751	$97,441
Amortization of debt discounts and issuance costs	13,995	13,108
Recoveries of Russian fleet write-off	(331,938)	—
Stock-based compensation expense	17,616	8,275
Retirement compensation expense	9,230	—
Income tax expense	95,836	27,463
Adjusted net income before income taxes	$169,490	$146,287

Denominator for adjusted diluted earnings per share:
Weighted-average diluted common shares outstanding	112,030,382	111,529,770
Adjusted diluted earnings per share before income taxes(b)	$1.51	$1.31

(b) Adjusted diluted earnings per share before income taxes is adjusted net income before income taxes divided by weighted-average diluted common shares outstanding.
The following table shows the reconciliation of pre-tax return on common equity to adjusted pre-tax return on common equity (in thousands, except percentages):

	Trailing Twelve Months Ended March 31,
	2025	2024
	(unaudited)
Reconciliation of the numerator for adjusted pre-tax return on common equity (net income attributable to common stockholders to adjusted net income before income taxes):
Net income attributable to common stockholders	$639,383	$552,068
Amortization of debt discounts and issuance costs	55,709	54,088
Recoveries of Russian fleet write-off	(331,938)	(67,022)
Stock-based compensation expense	43,228	36,994
Retirement compensation expense	9,230	—
Income tax expense	173,927	136,930
Deemed dividend adjustment(c)	7,869	—
Adjusted net income before income taxes	$597,408	$713,058

Reconciliation of the denominator for pre-tax return on common equity to adjusted pre-tax return on common equity:
Common shareholders' equity as of beginning of the period	$6,381,871	$5,894,586
Common shareholders' equity as of end of the period	$6,965,185	$6,381,871
Average common shareholders' equity	$6,673,528	$6,138,229

Adjusted pre-tax return on common equity(d)	9.0%	11.6%

(c) This adjustment consists of a deemed dividend related to the redemption of our Series A preferred stock. The deemed dividend relates to initial costs related to the issuance of our Series A Preferred Stock.
(d) Adjusted pre-tax return on common equity is adjusted net income before income taxes divided by average common shareholders’ equity.

Air Lease Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended March 31,
	2025	2024
	(unaudited)
Operating Activities
Net income	$375,832	$107,866
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of flight equipment	299,019	277,260
Recoveries of Russian fleet write-off	(331,938)	—
Stock-based compensation expense	17,616	8,275
Deferred taxes	95,322	26,687
Amortization of prepaid lease costs	22,704	24,336
Amortization of discounts and debt issuance costs	13,995	13,108
Gain on aircraft sales, trading and other activity	(68,838)	(51,346)
Changes in operating assets and liabilities:
Other assets	7,817	(16,829)
Accrued interest and other payables	(34,234)	(12,438)
Rentals received in advance	(8,949)	(5,589)
Net cash provided by operating activities	388,346	371,330
Investing Activities
Acquisition of flight equipment	(585,725)	(706,179)
Payments for deposits on flight equipment purchases	(179,774)	—
Proceeds from aircraft sales, trading and other activity	407,624	200,401
Proceeds from settlement of insurance claim	328,546	—
Acquisition of aircraft furnishings, equipment and other assets	(72,871)	(124,546)
Net cash used in investing activities	(102,200)	(630,324)
Financing Activities
Cash dividends paid on Class A common stock	(24,503)	(23,316)
Cash dividends paid on preferred stock	(11,081)	(10,425)
Tax withholdings on stock-based compensation	(12,271)	(9,384)
Net change in unsecured revolving facilities	30,000	353,000
Net change in commercial paper balance	888,500	—
Proceeds from debt financings	199,950	1,428,212
Payments in reduction of debt financings	(1,477,864)	(1,476,877)
Debt issuance costs	(1,385)	(1,694)
Security deposits and maintenance reserve receipts	114,436	93,464
Security deposits and maintenance reserve disbursements	(7,419)	(2,553)
Net cash (used in)/provided by financing activities	(301,637)	350,427
Net (decrease)/increase in cash	(15,491)	91,433
Cash, cash equivalents and restricted cash at beginning of period	476,104	464,492
Cash, cash equivalents and restricted cash at end of period	$460,613	$555,925
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest, including capitalized interest of $7,860 and $11,412 at March 31, 2025 and 2024, respectively	$237,890	$203,581
Cash paid for income taxes	$38	$3,033
Supplemental Disclosure of Noncash Activities
Buyer furnished equipment, capitalized interest and deposits on flight equipment purchases applied to acquisition of flight equipment and other assets	$214,047	$155,214
Flight equipment subject to operating leases reclassified to flight equipment held for sale	$60,572	$276,094
Transfer of flight equipment to investment in sales-type lease	$33,778	$33,629
Cash dividends declared on Class A common stock, not yet paid	$24,587	$23,387